EXHIBIT 10.5

SUMMARY OF FISCAL 2005 EXECUTIVE BONUS PLAN

On April 26, 2004, the Compensation Committee (the “Committee”) of the Board of Directors of American Superconductor Corporation (the “Company”) approved an executive bonus program for fiscal year 2005 for certain executive officers of the Company. Under the program, the Committee, which is comprised of three independent non-employee directors, is responsible for determining the compensation package for each executive officer except the Chief Executive Officer. The Board of Directors determines the compensation package of the Chief Executive Officer based on the recommendation it receives from the Committee. The bonuses will be based on the Company achieving certain targeted revenue and operating results as well as the individual performance of the executives.

The target bonus amount for each eligible executive officer is set forth below:

Name	Title	Target Incentive
Gregory J. Yurek	Chief Executive Officer	$202,500
David Paratore	President and Chief Operating Officer	$120,000
Kevin M. Bisson	Chief Financial Officer and Treasurer	$84,400
Stuart C. Karon	Vice President, Business Development	$48,000
Alexis P. Malozemoff	Chief Technical Officer	$73,438
Thomas M. Rosa	Vice President, Finance and Accounting	$35,659